Lucky Strike Entertainment’s 2025 Summer Season Pass Soars Past 200,000 Members and over $10.3 Million!

RICHMOND, VA - Lucky Strike Entertainment (NYSE: LUCK), one of the world’s premier Owner/Operators of location-based entertainment, announced that its 2025 Summer Season Pass has exceeded 200,000 members and over $10.3 million in sales through the second week of June—already surpassing the sales of the entire 2024 program, which brought in $8.5 million. This milestone signals a record-breaking start for the popular offering and underscores the early success of the company’s enhanced, guest-first approach behind the Summer Season Pass experience. In addition, Lucky Strike’s four waterparks have sold 32,000 passes for over $3.2 million to date for 2025, highlighting the all weather offerings of the portfolio.

“We're pleased to see such a strong response to this year’s Summer Season Pass,” said Lucky Strike Entertainment President Lev Ekster. “We’ve listened to our guests and made several strategic optimizations this season—from accessibility to exciting new perks and seasonal surprises. It’s clear those changes are resonating with consumers as we have seen improved and positive same-store sales performance in the portfolio.”

The 2025 Summer Season Pass allows guests to enjoy two games of bowling every day, along with free shoe rental, at over 350 participating Lucky Strike Entertainment locations (under the brands “Lucky Strike”, “Bowlero” and “AMF” among others), all summer long. Guests can choose between Basic and Premium tiers, designed to fit every budget. Premium passholders also enjoy exclusive perks like free arcade credits each visit and food and beverage discounts.

This year’s program marks a thoughtful evolution of the Summer Season Pass with meaningful upgrades seamlessly woven into the guest experience. From a simplified purchasing experience to in-venue perks that surprise and delight, every enhancement was designed with the ultimate goal of offering an incredible value on the company’s best-in-class entertainment offering.

To keep the momentum going, the company has also recently introduced unique offers—like a free Craft Lemonade only for Premium passholders from June 9–15th, giving them a chance to sample the new program before it officially launched to the public on June 16th.

Lucky Strike Entertainment Chief Marketing Officer Katie Warner stated, “We’re looking forward to the rest of the summer with a continued focus on enhancing the experience for passholders through exclusive perks and memorable in-venue moments as we continue to shape the future of this popular and growing program.”

The Summer Season Pass is available for purchase at www.summerseasonpass.com.

About Lucky Strike Entertainment
Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit IR.LuckyStrikeEnt.com.

Contacts:
For Media:
IR@LSEnt.com